Exhibit 99.1

Scripps completes transactions to refinance
revolver and 2026, 2028 term loans

April 10, 2025

CINCINNATI - The E.W. Scripps Company (NASDAQ: SSP) has successfully completed a series of previously announced refinancing transactions, which include:

•Refinance of approximately $110.8 million aggregate principal amount of existing tranche B-2 term loans with new tranche B-2 term loans due 2028, with remaining existing tranche B-2 term loans repaid in cash, including with proceeds from a new accounts receivable securitization facility, approximately $223.5 million of proceeds from new tranche B-2 term loans funded by certain participating lenders and cash on hand (including from drawings under our revolving credit facilities);
•Refinance of approximately $540.2 million (99.8%) aggregate principal amount of existing tranche B-3 term loans with $200 million new tranche B-2 term loans due 2028 and $340.2 million new tranche B-3 term loans due 2029, with remaining existing tranche B-3 term loans repaid in cash with cash on hand (including from drawings under our revolving credit facilities);
•Replacement of the existing revolving credit facility with a new revolving credit facility with aggregate commitments of up to $208 million due July 2027 and another new non-extended revolving credit facility with aggregate commitments of up to $70 million due January 2026; and
•Entrance into a new accounts receivable securitization facility with aggregate commitments of up to $450 million.

As a result of the transactions:

•No existing B-2 term loans, existing B-3 term loans or existing revolving commitments remain outstanding;
•Scripps has $545.2 million aggregate principal amount of new tranche B-2 term loans outstanding and $340.2 million aggregate principal amount of new tranche B-3 term loans outstanding; and
•Scripps will have total aggregate revolving commitments of up to $278 million, inclusive of the new non-extended revolving credit facility set forth above.

The completion of the transactions strengthens the balance sheet by extending maturities and providing the company flexibility to continue execution of key strategic initiatives.

The company will file a Form 8-K with the Securities and Exchange Commission that will contain further details regarding the completion of the transactions. The foregoing descriptions of the transactions do not purport to be complete and are qualified in their entirety by reference to the Form 8-K and exhibits thereto.

Simpson Thacher & Bartlett LLP served as counsel and Perella Weinberg Partners served as financial advisor to the company. Davis Polk & Wardwell LLP served as counsel and Moelis & Company LLC served as exclusive financial advisor and investment banker to an ad hoc group of certain of existing B-2 and B-3 lenders. Cahill Gordon & Reindel LLP acted as counsel to JPMorgan Chase Bank, N.A., as administrative agent for the new credit facilities and left lead arranger with respect to the new revolving credit facility. Mayer Brown LLP served as counsel to PNC Bank, National Association, as administrative agent and a lender with respect to the new accounts receivable securitization facility. Orrick Herrington & Sutcliffe LLP served as counsel to KKR Credit Advisors (US) LLC, on behalf of itself, certain of its affiliates and its or their managed funds and accounts, as a lender with respect to the new accounts receivable securitization facility.

This press release is not intended to be, and does not constitute, an offer to sell, buy or subscribe for any securities or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. In particular, this communication is not an offer of securities for sale into the United States or any other jurisdiction. No offer of securities shall be made absent registration under the Securities Act of 1933, as amended, or pursuant to an exemption from, or in a transaction not subject to, such registration requirements.

Forward-looking statements
This document contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “believe,” “anticipate,” “intend,” “expect,” “estimate,” “could,” “should,” “outlook,” “guidance,” and similar references to future periods. Examples of forward-looking statements include, among others, statements the company makes regarding expected operating results and future financial condition. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on management’s current beliefs, expectations, and assumptions regarding the future of the industry and the economy, the company’s plans and strategies, anticipated events and trends, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties, and changes in circumstance that are difficult to predict and many of which are outside of the company’s control. The company’s actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause the company’s actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: change in advertising demand, fragmentation of audiences, loss of affiliation agreements, loss of distribution revenue, increase in programming costs, changes in law and regulation, the company’s ability to identify and consummate strategic transactions, the controlled ownership structure of the company, and the company’s ability to manage its outstanding debt obligations. These statements include, but are not limited to, the company’s ability to realize the intended benefits of the refinancing transactions described above.

A detailed discussion of such risks and uncertainties is included in the company’s Form 10-K, on file with the SEC, in the section titled “Risk Factors.” Any forward-looking statement made in this document is based only on currently available information and speaks only as of the date on which it is made. The company undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments, or otherwise.

Media contact: Becca McCarter, The E.W. Scripps Company, (513) 410-2425, rebecca.mccarter@scripps.com
Investor contact: Carolyn Micheli, The E.W. Scripps Company, (513) 313-5910, carolyn.micheli@scripps.com

About Scripps
The E.W. Scripps Company (NASDAQ: SSP) is a diversified media company focused on creating connection. As one of the nation’s largest local TV broadcasters, Scripps serves communities with quality, objective local journalism and operates a portfolio of more than 60 stations in 40+ markets. Scripps reaches households across the U.S. with national news outlets Scripps News and Court TV and popular entertainment brands ION, ION Plus, ION Mystery, Bounce, Grit and Laff. Scripps is the nation’s largest holder of broadcast spectrum. Its Scripps Sports division serves professional and college sports leagues, conferences and teams with local market depth and national broadcast reach of up to 100% of TV households. Founded in 1878, Scripps is the steward of the Scripps National Spelling Bee, and its longtime motto is: “Give light and the people will find their own way.”